EXHIBIT 99.1

Conference Call Transcript
INSM – Q4 2011 Insmed Inc Earnings Conference Call
Event Date/Time: March 13, 2012 / 12:30PM  GMT

CORPORATE PARTICIPANTS
 Brian Ritchie FTI Consulting - IR

 Tim Whitten Insmed Incorporated - President & CEO

 Kevin Tully Insmed Incorporated - EVP & CFO

CONFERENCE CALL PARTICIPANTS
 Chris Marai Wedbush Morgan - Analyst

 Stuart HarrisonPrivate Investor

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the fourth quarter 2011 and full year Insmed Incorporated earnings conference call. My name is Lacey and I will be your coordinator for today.

At this time all participants are in listen-only mode. Later we will facilitate a question-and-answer session towards the end of the presentation. (Operator Instructions) As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today's call, Mr. Brian Ritchie of FTI Consulting.

Brian Ritchie - FTI Consulting - IR

 Thank you, Lacey. Good morning, everyone. This is Brian Ritchie from FTI Consulting and welcome to Insmed's fourth-quarter and year-end 2011 conference call. Insmed issued a press release this morning containing fourth-quarter and year-end 2011 financial results which is posted on the Company's website.

Today we are joined by Mr. Tim Whitten, President and CEO, and Mr. Kevin Tully, Executive Vice President and CFO. Tim will provide a business update followed by Kevin's review of the financials. Following the prepared remarks, Tim and Kevin will be available for a question-and-answer session. We would ask you to please limit yourself to one question and one follow-up so we have time for as many questions as possible.

Before we proceed with the call I would like to remind everyone that the safe harbor language contained in today's press release also pertains to this conference call and webcast. Please go ahead, Tim.

 Tim Whitten - Insmed Incorporated - President & CEO

 Thank you, Brian. Hello, everyone, and thank you for joining us on today's fourth-quarter and year-end 2011 conference call.

The fourth quarter and beginning of 2012 have been very busy for Insmed as we have made significant progress in moving forward with the development of our ARIKACE program. In January of this year the US Food & Drug Administration, or FDA, lifted the clinical hold previously placed on ARIKACE in patients with non-tuberculous mycobacteria, or NTM, lung disease.

We also announced that the Company was proceeding with four important studies. Number one, a Phase II clinical trial of ARIKACE in NTM. Number two, a pivotal Phase III study of ARIKACE in Europe in cystic fibrosis patients who have Pseudomonas lung infections. Number three, a follow-up, multi-cycle, open-label study to measure mainly safety and tolerability for patients who complete the European Phase III CF study. And lastly, a nine-month inhalation dog toxicity study.

For non-TB mycobacteria we plan to initiate the Phase II clinical trial for ARIKACE in mid-2012 and anticipate top-line data being available in the second half of 2013. This Phase II clinical trial will consist of a randomized placebo-controlled study of approximately 100 adult patients with recalcitrant NTM lung disease.

The trial consists of two parts -- a randomized portion which lasts 84 days and an open-label portion which lasts an additional 84 days. In the randomized piece of the study patients will receive either ARIKACE 560 milligrams once daily or placebo once daily for 84 days with both delivered via an optimized investigational eFlow nebulizer system. All patients will continue their underlying standard antibiotic regimen that they were on when they entered the trial.

The primary efficacy endpoint will be change in mycobacterial density from baseline to the end of treatment with a timeframe of 84 days. Secondary endpoints will also be measured including safety, clinical benefit, and patient-reported outcomes.

At the conclusion of the randomized portion of the study eligible patients will receive ARIKACE 560 milligrams once daily for an additional 84 days in an open-label design, primarily to measure longer-term safety and efficacy. Open label simply means the patients will know that they are receiving ARIKACE.

The clinical trial design was previously agreed upon by Insmed and FDA in connection with the Phase III trial prior to the -- in connection with the Phase III trial prior to the clinical hold. The only difference in the current Phase II study from the previously agreed upon Phase III study is that the Phase II trial will now include only adult patients. Given the mean age of NTM patients is about 66 years old, pediatric patients represent a relatively small percentage of the patient population.

Shifting focus to CF. As announced last month, we are proceeding with the previously planned European pivotal Phase III clinical study of ARIKACE in this indication. The Company plans to initiate the study in the second quarter of this year and anticipates top-line data being available in the second half of 2013.

The European study in CF patients for Pseudomonas lung infections will be a randomized Phase III trial comparing ARIKACE 560 milligrams delivered once daily by an optimized investigational eFlow nebulizer system to Novartis' TOBI, which is inhaled tobramycin solution, that is a marketed inhaled antibiotic delivered twice daily.

Insmed anticipates that the study will be conducted in approximately 300 patients. The primary endpoint will be change in pulmonary function, or FEV1, measured after three 28-day on treatment and three 28-day off treatment cycles or about six months. A key secondary endpoint will be time to pulmonary exacerbation.

The study design was previously agreed upon by Insmed and the European Medicines Agency. Patients who complete the pivotal or primary efficacy study will be eligible to enroll in a long-term, open-label extension study in which patients will receive ARIKACE 560 milligrams once daily for 28 days followed by a 28-day off-treatment period in a cyclic manner for up to two years. For additional information on the NTM and European CF trial designs and endpoints that I just described, you may refer to www.clinicaltrials.gov. That is www.clinicaltrials.gov.

Turning to CF in the US. Insmed submitted in February our complete response to FDA's request with regard to the CF clinical hold. You will recall that FDA previously requested Insmed propose a CF patient population or disease state where the risk/benefit profile of ARIKACE may be more favorable. If FDA agrees that we have provided a complete response to their requests, the Agency is then expected to respond to Insmed within a 30-day period.

Finally, Insmed also announced that it will move ahead with the nine-month dog inhalation toxicity study of ARIKACE as requested by FDA to determine if the findings of the rat inhalation and carcinogenicity study are observed in a non-rodent model. We plan to initiate this study in the second quarter and dosing will be completed nine months after initiation followed by a recovery period.

Now the FDA has removed the clinical hold on ARIKACE in non-TB mycobacteria and we have submitted our final response to the Agency with regard to the CF clinical hold. I would like to provide you with a very brief summary of the rat inhalation carcinogenicity study data that led to the clinical holds being initially placed on ARIKACE in NTM and CF by FDA as we announced in August of last year.

As part of the study, rats were given ARIKACE daily by inhalation for about two years. Two of the 120 rats receiving the highest dose developed a single lung tumor. These rats received ARIKACE at doses that are much greater than the doses to be administered to humans.

In shorter-term studies with other animals, ARIKACE was not associated with changes that could lead to tumors. In addition, following a standard series of earlier tests, ARIKACE was not shown to be genotoxic.

With that said, the relevance of the observed rat tumors to the use of ARIKACE in humans is unknown. As you know, we will be initiating in the second quarter the nine-month dog inhalation toxicity study of ARIKACE requested by FDA to determine if the findings of the rat inhalation carcinogenicity study are observed in a non-rodent model.

Before I turn the call over to Kevin, let me conclude by saying that we continue to believe that ARIKACE has the potential to be an important treatment option for patients who have non-TB mycobacteria lung infections and cystic fibrosis patients who have Pseudomonas lung infections. Ultimately, we are proceeding with the ARIKACE development program as I described earlier because we believe the successful development of ARIKACE has the potential to create significant long-term value for our shareholders.

That concludes my prepared remarks. And with that I will now pass the call over to Kevin to discuss the financials. Kevin?

 Kevin Tully - Insmed Incorporated - EVP & CFO

 Thank you, Tim, and good morning, everyone. Revenues for the fourth quarter of 2011 were $1.4 million as compared to $1.3 million for the corresponding period in 2010. The $0.1 million increase in revenue was primarily attributable to the receipt of $0.8 million from a licensing of patent technology related to Insmed's CISPLATIN Lipid Complex, which was partially offset by a year-over-year decrease of $0.7 million in cost recovery from Insmed's IPLEX expanded access program in Europe which ended in early December 2011.

I would like to note here that given the EAP has now ended Insmed will no longer receive IPLEX-related cost recovery revenue going forward.

Revenues for the year ended December 31, 2011, totaled $4.4 million as compared to $6.9 million for the year ended December 31, 2010. The $2.5 million decrease was also primarily due to a year-over-year decrease of $3.5 million in cost recovery from the IPLEX EAP in Europe, partially offset by $1 million in license fees received in 2011 for the out-licensing of patent technology related to Insmed's CISPLATIN Lipid Complex.

Net loss for the quarter was $8.2 million, or $0.33 per share, as compared to a net loss of $5.8 million, or $0.42 per share, in the fourth quarter of 2010. The $2.4 million variance arose from a $2.7 million increase in total expenses and includes a $1.2 million non-cash charge related to the write-down of the Richmond office lease following the closure of the office in December 2011 when the IPLEX EAP activity ceased. This was partially offset by the $0.1 million increase in revenues.

The higher expenses related primarily to the increased clinical and manufacturing costs associated with our ARIKACE development program, while the $1.2 million non-cash charge resulted from the write-down of the lease on the Richmond, Virginia, office.

Net loss attributable to common stockholders for the year ended December 31, 2011, was $68.8 million, or $2.95 per basic and diluted common share, compared to a net loss of $6.4 million, or $0.49 per basic and diluted common share, for the year ended December 31, 2010. The net loss attributable to common stockholders in 2011 includes the $1.2 million non-cash charge discussed earlier.

It also includes a non-cash $9.2 million accounting charge from earlier in the year regarding the beneficial conversion feature of the Series B conditional convertible preferred stock, as well as a $26 million non-cash charge for impairment of goodwill and in-process R&D from Q3 2011 due to the material impact of the clinical hold on our ARIKACE development program.

The accounting charge for the beneficial conversion feature, or BCF, of the Series B preferred stock is detailed in the press release and has being explained fully in our prior earnings calls. The impairment charge was taken in Q3 2011 and reflects the analysis undertaken at the time to measure the impact of the clinical hold on the carrying value of our goodwill and IP R&D. These two items are purely accounting adjustments and, as a reminder, have no impact on cash.

R&D expenses increased to $6.5 million in the 2011 fourth quarter from $2.5 million in the year-ago period. The increase of $4 million is attributable to the activities of our ARIKACE program including the preparation for the initiation of our ARIKACE clinical studies and the manufacturing of supply to support the studies. Specifically, clinical development and regulatory expenses increased $3.4 million for the three months ending December 31, 2011, in support of the planning efforts for ARIKACE and clinical manufacturing expenses increased $0.7 million when compared to the same period in 2010.

Research and development expenses increased to $27.9 million in the year ended December 31, 2011, from $4.8 million in the year ended December 31, 2010. The increase of $23.1 million in 2011 is also attributable to the clinical research and development of the ARIKACE program and the manufacturing of supply to support the studies in 2011. Of note within the R&D expenses, clinical development and regulatory expenses increased $15.4 million in 2011 compared to 2010 as a result of the planning efforts for the ARIKACE studies prior to the FDA clinical hold placed on our US CF and NTM studies and pending the potential FDA lifting of the clinical hold. As you are aware, the clinical hold in CF remains in place.

There was also a $4.5 million increase in clinical manufacturing expenses in 2011 attributable to the manufacturing of ARIKACE for use in these studies , while compensation expenses rose $3.2 million due to an increased headcount of 17 year on year to 28.

Turning to general and administrative, those expenses were $3.8 million in the fourth quarter of 2011, down from $5.2 million in the year-ago period. The $1.4 million decrease was largely due to the non-recurring external finance, legal, and consulting expenses related to the business combination with Transave in the fourth quarter of 2010, which were partially offset by the Richmond office closure costs and increased headcount expenses in the current quarter in support of the ARIKACE development program.

For the year ended December 31, 2011, G&A expenses increased to $12.2 million from $10.3 million for the year ended December 31, 2010. The $1.9 million increase was due largely to the charge related to the Richmond office closure, headcount increases, and non-recurring business combination costs as discussed earlier.

Moving to investment income, this increased $0.2 million to $0.6 million for the fourth quarter when compared to the same period last year. For the year ended December 31, 2011, investment income increased by $0.3 million to $2 million as compared to the prior year period. The increase is a result of improved returns on our short-term investments.

The reduction in interest expense for the 12-month period ended December 31, 2011, as compared to the same period in 2010 was entirely due to the elimination of convertible notes which were fully repaid in March 2010. As of December 31, 2011, Insmed had total cash, cash equivalents, short-term investments, and certificate of deposits on hand of $78.4 million consisting of $76.3 million in cash and short-term investments and $2.1 million in a certificate of deposit, as compared to $110.2 million of cash on hand as of December 31, 2010.

The $31.8 million decrease in total cash was primarily due to the net cash used in operating activities which totaled $30.2 million during the 2001 fiscal year -- 2011 fiscal year, sorry. The $78.4 million in cash on hand is above our previous guidance of $72 million to $75 million as we continued with our commitment in the quarter of maintaining financial discipline.

Looking ahead, we will continue to be prudent with our cash spend as we look to focus on maintaining our cost discipline and preservation of capital while advancing our clinical programs. Based on the three key ARIKACE clinical studies and the nine-month inhalation dog toxicity study that Tim discussed earlier we expect to end fiscal 2012 year with a cash position of $40 million to $44 million. We believe this forecasted cash position will take us through the availability of top-line data for the NTM Phase II clinical trial and the European Phase III CF study and is based on the information we currently have to date.

With that I would now like to pass the call back over to the operator for

 QUESTION AND ANSWER

Operator

(Operator Instructions) Chris Marai, Wedbush.

 Chris Marai - Wedbush Morgan - Analyst

 Congratulations on a lot of progress and with a difficult year. A couple questions, I was wondering if you could elaborate, perhaps, on your response to the FDA and maybe the patient population of that change to the trial. Is that going to look much different?

 Tim Whitten - Insmed Incorporated - President & CEO

 Sure, Chris. We filed, as I said, in February what we believe are our complete response to the FDA and it included in there -- we have had several discussions with FDA. It included in there a patient population that we had been in discussions with the FDA about.

Right now I don't want to speculate on that until we hear back something definitive from the FDA. And when we hear something back definitive from the FDA, we will provide that information to you, to the Street straightaway.

 Chris Marai - Wedbush Morgan - Analyst

 Okay, great. Thank you. And if I could just follow up with something on the NTM Phase II trial?

 Tim Whitten - Insmed Incorporated - President & CEO

 Sure.

 Chris Marai - Wedbush Morgan - Analyst

 You had noted that the patients will be on antibiotics. So we are just wondering -- beyond ARIKACE. So we were wondering what will be the underlying antibiotics used by this patient population. Will it be relatively heterogeneous and will you stratify patients by the underlying antibiotic use?

 Tim Whitten - Insmed Incorporated - President & CEO

 Good question, Chris. The way the trial works is that patients are on a pretty much standard multi-drug antibiotic regimen. So they are going to be on two of -- likely two of three drugs that they normally use to treat non-TB mycobacteria, and they are not getting a good response. In other words, their counts for NTM are just stable or they are increasing.

So those drugs will be clarithromycin, Ethambutol, Rifampin. So they are going to be on either two or three of those drugs; it's got to be multi-drug before they can enter the trial. So I think that the drugs will be fairly homogenous since there is only those two or three drugs that they can be on, and then ARIKACE or placebo will be added on top of that standard antibiotic regimen. And those drugs are right out of the ATS/IDSA guidelines.

 Chris Marai - Wedbush Morgan - Analyst

 Great, thank you very much. Appreciate it and good luck.

  Kevin Tully - Insmed Incorporated - EVP & CFO

 Thank you.

 Tim Whitten - Insmed Incorporated - President & CEO

 Thank you.

Operator

 [Stuart Harrison], private investor.

 Stuart Harrison Private Investor

 Thank you for taking my call. I guess my first question is around the recently submitted changes to the bylaws, the amendment. I guess my question specifically is what drove that -- the change or changes to the bylaws?

  Kevin Tully - Insmed Incorporated - EVP & CFO

 I will take that one, Tim, if that is okay.

 Tim Whitten - Insmed Incorporated - President & CEO

 Okay.

  Kevin Tully - Insmed Incorporated - EVP & CFO

 Thanks for the question, Stuart. Our bylaws have been in place since the Company was formed in 2000. We regularly review them and we check legal guidance as to whether they need to be updated to make sure they are always current.

And as we have not changed them for quite a while, they were getting a bit dated. We just basically took legal advice to update them to bring them up to spec in terms of what bylaws as they should relate to public companies today. So it really was just an update based on legal guidance, nothing really specific.

 Stuart Harrison Private Investor

 Okay. So you are saying it's fairly standard across for public companies then?

 Kevin Tully - Insmed Incorporated - EVP & CFO

 Correct.

 Stuart Harrison Private Investor

 Okay. And I may have missed this; regarding the cash burn in 2012, Kevin, did you say the range would be about $44 million to $48 million in 2012?

  Kevin Tully - Insmed Incorporated - EVP & CFO

 Yes, $40 million to $44 million is our current projection.

  Stuart Harrison Private Investor

 $40 million to $44 million, thank you. And one last question quickly regarding the Phase II NTM trial. This was originally agreed to by the FDA as a Phase III and I guess what specifically drove the change to the Phase II? Was it the findings of the rat study?

  Tim Whitten - Insmed Incorporated - President & CEO

 Stuart, this is Tim. This is -- to the best of our knowledge that is what drove the change because that is the first time that they asked us to make a change from a Phase III to a Phase II, so it was the findings from the rat study.

  Stuart Harrison Private Investor

 Correct, okay.

  Tim Whitten - Insmed Incorporated - President & CEO

 Everything else about that trial is identical though in terms of the number of patients, the trial design. The only difference is -- the primary endpoint is the same. The only difference is that now we are treating patients 18 and above instead of patients 12 and above. So patients 12 to 17 are no longer eligible, but that accounts for a very, very small percent of the total patient population. Probably less than 5%.

  Stuart Harrison Private Investor

 Right, right, okay. Can I ask one more quick question or am I out of questions?

  Tim Whitten - Insmed Incorporated - President & CEO

 One more, Stuart.

  Stuart Harrison Private Investor

 One more, thank you. Regarding the -- you stated -- it's written that you submitted the Complete Response to the FDA in February and the FDA has 30 days to respond, to state if, in fact, they are, I guess, satisfied with the response. Is that correct?

  Tim Whitten - Insmed Incorporated - President & CEO

 That is right. Technically they have 30 days, but they are pretty busy people at the FDA so sometimes they take longer than 30 days.

  Stuart Harrison Private Investor

 Sure, sure. So the anticipated response cannot be anticipated till probably, what, sometime in April?

  Tim Whitten - Insmed Incorporated - President & CEO

 Stuart, I don't know. I can't speculate on that because we filed our Complete Response, as I said, in February. Normally they would usually respond within 30 days, so you would think it would be March, but they could take longer. I just don't know the answer to that. It's up to them.

  Stuart Harrison Private Investor

 Okay, all right. Thank you, gentlemen.

  Tim Whitten - Insmed Incorporated - President & CEO

 Thank you, Stuart.

  Kevin Tully - Insmed Incorporated - EVP & CFO

 Thank you, Stuart.

 Operator

 (Operator Instructions) At this time we have no further questions in queue. I would like to turn the call back over to President and CEO of Insmed, Timothy Whitten, for closing remarks.

  Tim Whitten - Insmed Incorporated - President & CEO

 Thank you, operator, and thanks to everyone for joining us today. We appreciate your interest, we appreciate your support of Insmed, and we look forward to providing you with future updates.

Enjoy the rest of your day. Thank you.

 Operator

 Thank you for your participation in today's conference. This concludes your presentation. You may all disconnect. Good day, everyone.